EX-99.1
Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
Corporate Update
May 2, 2006 — Tbilisi, Georgia, Almaty, Kazakhstan — CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, AMEX:CNR) today gave a corporate update ahead of the Annual Meeting of Stockholders scheduled for May 9, 2006.
Georgia
M12 Appraisal
On the Manavi M12 appraisal well the 13 3/8” casing has been successfully run at 6,272 feet (1,912 metres) in the Middle Sarmatian. The next section of the hole will be drilled using oil-based mud and other techniques which should achieve faster drilling. The well is targeting the Cretaceous reservoir at a prognosed depth of 14,272 feet (4,350 metres), and it is anticipated that the well will reach total depth in mid-summer, after which testing is planned.
The M12 well is an appraisal of the Manavi M11 oil discovery which flowed oil from the Cretaceous reservoir interval in what is mapped as a large prospect and which could be a substantial new oilfield.
MK72 Exploration Well
In the case of the Norio MK72 well, testing operations on the Oligocene sand interval are continuing. A total of 322 feet (98 metres) of net sands were perforated over the interval 12,096 feet (3,687 metres) to 13,622 feet (4,152 metres). Although the well is showing signs of clean-up, with continual limited flow being obtained on a very small choke and with light 48.6ºAPI oil and gas flowing intermittently to surface, further clean up is required. This is being attempted by means of shutting the well in to obtain a maximum pressure build up (typically in the region of 4,040 psi (275 ATM)) and then opening the well on full choke so as to bleed down the pressure as quickly as possible thereby creating a maximum drawdown on the formation and so perform an “aggressive” clean-up. It is hoped that this will clean out the heavy mud which we believe was lost to the formation whilst drilling. It is likely that the thinner, somewhat tighter sands are currently producing the flow, whilst the thicker, apparently better quality sands (which appear more invaded on the logs) remain blocked. It may be necessary to apply this technique a number of times over the coming weeks to achieve better communication with the reservoir. Other options to increase production from the thicker sand zones are also being considered. The MK72 well also encountered oil and gas in the deeper Middle Eocene primary target zone which unfortunately could not be tested due to operational constraints; however this is mapped as a large prospect in a reservoir which is reported to have demonstrated flow potential in excess of 10,000 barrels per day in the Norio area.

N97H Horizontal Well
A forward plan has been drawn up for the N97H horizontal sidetrack well on the Ninotsminda Field. The well when tested produced at a maximum flow rate of 1,145 barrels of fluid per day with a maximum oil rate of 385 barrels of oil per day (bopd), while at the same time, a pressure increase was observed in the N4H well which is located to the west of N97H. In addition to the pressure increase in N4, oil production increased from 40 bopd to over 200 bopd. The current view is that the end of the N97H well has penetrated a water zone or fracture set common to both the N97H and N4H wells with the zone being more productive in the N97H well. The current plan is to inject a water shutoff chemical using coiled tubing into the last approximately 492 feet (150 metres) of the well furthest from the original vertical well in an attempt to isolate the water producing fractures. It is expected that this operation will be carried out by the end of May 2006. Should this prove successful, there are a number of other candidate wells, both horizontal and vertical, which are producing with a high water cut which might benefit from being treated with a similar process. Whilst this process is new to Georgia, it is used extensively in the international oil and gas industry.
Kazakhstan
Operations continue in Kazakhstan through the company’s wholly owned subsidiary, Tethys Petroleum Investments Limited (“TPI”), operating through its Kazakh subsidiary BN Munai LLP (“BNM”).
Kyzyloi Field
Work is proceeding on the Kyzyloi Gas Field development program. The initial development will involve production from six already tested gas wells on the Kyzyloi Field, with the recent exploration discoveries then being tied-in to the development. The initial development will consist of a 32 mile (51 km) export pipeline from the Kyzyloi gathering station to the main Bukhara-Urals gas trunkline, where a compressor station will be constructed, with a tie-in point agreed with the trunkline’s owners, the State company Intergas Central Asia. A topographic survey has been carried out along the pipeline route, and the Land Allotment was agreed last week with the regional administration in Aktobe. Contracts for the engineering project have now been awarded and, subject to finalising delivery dates for the compressors (for which there is currently very high demand), first gas is expected in autumn of this year with an initial planned rate of approximately 20-22 million cubic feet (566,000-625,000 cubic metres) of gas per day.
Exploration Program
The initial phase of the shallow exploration program on the Akkulka area surrounding Kyzyloi is now almost complete with the AKK01 well having reached total depth. Wireline logs indicate the presence of gas bearing sands, and casing is currently being run. AKK01 will be tested as part of an integrated testing program with the AKK02 and AKK03 wells when appropriate testing equipment is available in the area. The other two exploration wells, AKK05 (North East Kyzyloi) and AKK04 (East Akkulka), have both already been tested at rates in excess of 8 million cubic feet of gas per day (approximately 280,000 cubic metres per day) and will be tied into the Kyzyloi Gas Field development.

TPI has further exploration and development plans for the Akkulka and Greater Akkulka areas, including further shallow gas exploration, tie-in of new discoveries and exploration for potential in the deeper Jurassic and Triassic prospects identified on recent seismic re-interpretation. Given this forward program, CanArgo is looking at alternative ways to finance the activities of TPI which will minimise dilution for CanArgo’s shareholders and which will provide the necessary capital for growth. One possible option which is being considered to bring in additional capital to TPI is to list TPI as a separate public company in which CanArgo would retain a significant stake.
Dr. David Robson, Chairman & Chief Executive Officer of CanArgo said, “We are extremely busy in Georgia right now testing and appraising the two potentially very significant oil discoveries we have made there, namely Manavi and Norio. At Norio we discovered oil both in the primary Middle Eocene target, and in the secondary Oligocene zone, and we are hopeful that our testing program there will be successful, but nonetheless we believe that the Norio structure offers real potential, with now significantly reduced risk. The Manavi M12 appraisal well should further delineate the M11 oil discovery well on what is mapped as a large structure and we look forward to the results of this well. We have further prospects in Georgia, including the Kumisi gas appraisal project which we believe could contain substantial amounts of gas condensate, and of course we have agreement on a take-or-pay for gas sales. Also, we are making good progress with our development and exploration activities in Kazakhstan. We look forward to the Annual General Meeting in Boston next week and encourage all our shareholders to attend. I would like to remind shareholders that if they are not attending the meeting their votes must be submitted this week in order to be counted for the proposals in the proxy statement, with the expansion of share capital proposal being extremely important for the future development of the company. ”
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and in Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
CANARGO ENERGY CORPORATION
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com
NORWAY
Regina Jarstein
Gambit H&K AS
Tel: +47 2204 8206
USA
Michael Wachs
CEOcast.com
Tel: +1 212 732 4300